Exhibit 99.1

Quotient Reaffirms and Narrows Q1 2022 Financial Results Guidance Ranges

Plans to Announce First Quarter 2022 Financial Results on May 4, 2022

SALT LAKE CITY, Utah., April 6, 2022 — Quotient (NYSE: QUOT), the leading digital media and promotions technology company, today announced that it is reaffirming and narrowing its Q1 2022 financial results guidance as follows:

	Original Guidance in millions	Revised Guidance in millions
Revenue	$69 - $79	$73 - $79
Non-GAAP Gross Margin	$28 - $32	$30 - $32
Adjusted EBITDA	($8) - ($4)	($8) - ($6)
Operating Cash Flow	($3) - $3	($3) - $3

Quotient plans to report its financial results for the first quarter ended March 31, 2022, after the market closes on Wednesday, May 4, 2022. At that time the Company will provide additional information, including its full financial results and commentary.

Quotient will issue a press release and post a Stockholder Letter on its website’s Investor Relations section at http://investors.quotient.com. Following the release of the financial results, management will host a webcast conference call to discuss the results at 5:00 p.m. EDT/ 2:00 p.m. PDT.

To access the call, we encourage you to pre-register using this link: Quotient Q1 2022 Earnings Pre Registration. After registering, a confirmation will be sent via email and will include dial-in details and a unique PIN code for entry to the call. To avoid long wait times, we suggest registering at least one day in advance or at minimum 15 minutes before the start of the call to receive your unique PIN code. Registration will be open throughout the live call. You may also access the call and register with a live operator by dialing 1 (844) 200 6205, 1 (833) 950 0062 for Canada or +1 (929) 526 1599 for outside the U.S. You will be able to access the call by using code 501372. We suggest registering for the call at least 15 minutes prior to the 5:00 p.m. EDT/ 2:00 p.m. PDT start time.

A live webcast will be available at http://investors.quotient.com under the Events and Presentations menu. A replay of the webcast will be available on the website following the conference call.

About Quotient Technology Inc.

Quotient (NYSE: QUOT) is the leading digital media and promotions technology company for advertisers, retailers and consumers. Our omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, CVS, Dollar General and Peapod Digital Labs, a company of Ahold Delhaize USA. Quotient is headquartered in Salt Lake City, UT and has offices in Santa Clara, Cincinnati, New York, Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

Forward-Looking Statements

The preliminary financial results for the first quarter 2022 represent the most current information available to management and reflect estimates and assumptions. Quotient’s (“the Company’s”) actual results may differ materially from these preliminary results due to the completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between the date of this press release and the time that financial results for the first quarter 2022 are finalized. The foregoing preliminary financial results have not been compiled or examined by the Company’s independent registered public accounting firm nor has the Company’s independent registered public accounting firm performed any procedures with respect to this information or expressed any opinion or any form of assurance of such information. These preliminary financial results should not be viewed as a substitute for full financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) or as a measure of performance. In addition, these preliminary financial results are not necessarily indicative of the results to be achieved for any future period.

This press release contains forward-looking statements concerning the Company’s current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include the Company’s current expectations with respect to revenue, non-GAAP gross margin, adjusted EBITDA and operating cash flow for the first quarter 2022. Forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions, and inherently involve significant risks and uncertainties. Actual results may differ significantly from expectations due to various risks and uncertainties, including, but not limited to, the factors described in the Risk Factors section of Quotient’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on March 1, 2022 and as from time to time updated in Quotient’s Quarterly Reports on Form 10-Q. These documents are available in the “SEC Filings” section of Quotient’s Investor Relations website at http://investors.quotient.com. You are cautioned not to place undue reliance on Quotient’s forward-looking statements, which speak only as of the date of this communication. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise and does not assume responsibility for the accuracy and completeness of the forward-looking statements.

Investor Relations Contact:

Marla Sims

Vice President of Investor Relations

Phone: 650-396-8734

msims@quotient.com